 EXHIBIT 23.11

CONSENT OF EXPERT

I, Kenneth C. McNaughton, consent to the use of my name and references to my name in Pretium Resources Inc.’s registration statement on Form S-8 dated September 1, 2016 and any amendments thereto, including any post-effective amendments.

Yours truly,

/s/ Kenneth C. McNaughton

Kenneth C. McNaughton, M.A.Sc., P.Eng.
September 1, 2016